EXHIBIT 10.78

                                                          DR. BOGDAN C. MAGLICH
                                                          CHAIRMAN & CEO

                                  JULY 22, 2004

MR. GREGORY C. HENKEL
32462 SEVEN SEAS DRIVE
MONARCH BEACH, CA 92629


Dear Mr. Henkel:

As a follow up to our conversation with Nimish Patel, I confirm that you are to serve as a full time consultant for the period July 6 - September 30, 2004 and shall not act in any officer or management capacity. At the end of this period your performance will be evaluated with the intent of converting your position into that of an Officer of the Company. However, if your service is unsatisfactory based upon my evaluation and you are dismissed, or if you are unable or unwilling to continue providing service to the company, this agreement can be terminated at any time.

Your function will be completion of SEC compliance filings but you may be asked to assist with other financial matters or negotiations at the request of HiEnergy's CEO, with the understanding that HiEnergy is responsible for the scope and nature of the services and the method and manner of performance of while working pursuant to this Agreement. As such, HiEnergy agrees to provide, at its own cost and expense, reasonable working space and materials that may be necessary in connection with the performance of the services required pursuant to this engagement.

Relationship of the Parties.

            a. You will work directly under HiEnergy's direction or control. At all times, you shall be deemed an independent contractor of HiEnergy.

            b. You do not have the authority to (i) to sign or certify any and document on behalf of HiEnergy, or (ii) act as an officer or director of HiEnergy or to represent or obligate HiEnergy in any manner.

It is further understood and agreed between the parties that this is a services engagement. You warrant that you will perform services hereunder in good faith. Since HiEnergy shall direct and supervise the services provided by you hereunder, you make no additional warranties, whether express, implied, statutory or otherwise, including, without limitation, warranties of merchantability, fitness for a particular purpose, quality, suitability or otherwise with respect to any services performed by yourself in connection with this engagement. HiEnergy waives (on behalf of itself and its insurance companies to the extent any such losses may be covered by insurance) any right of recovery against you for any losses, costs, expenses or damages incurred by HiEnergy arising out of the work product or services provided or not provided, including any claims of negligence or malpractice, arising from advice by you.

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Neither you nor HiEnergy shall be liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs). The maximum total liability of each party, and its personnel and any affiliate, to the other for any actions, losses, damages, claims, liabilities, costs or expenses in any way arising out of or relating to this engagement, shall not exceed the fees paid by HiEnergy to you hereunder for the portion of Resources' services or work product hereunder giving rise to such liability. Each party agrees to indemnify and hold harmless the other and its personnel and any employee or affiliate of the other from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) in any way arising out of or relating to this engagement, except to the extent finally judicially determined to have resulted from the intentional misconduct of the party seeking indemnification. The provisions of this paragraph shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, whether in contract, statute, tort (including without limitation, negligence), or otherwise. The provisions of this paragraph shall survive the completion or termination of this engagement.

You will preserve the confidential nature of information received from HiEnergy in accordance with HiEnergy's established policies and practices, a copy has been provided to you.

You will be reporting to me on a weekly basis and periodically to the Board of Directors.

Your remuneration shall be as follows:

      1. A non-refundable signing bonus of $10,000, payable to you upon your acceptance of this engagement;

      2. An potential annual earnings of $200,000, which will consist of two parts:

            a. An initial amount of $4,807.69 will be paid biweekly in cash, and

            b. $75,000 will be your deferred earnings, paid by three 6-month Promissory Notes of $25,000 each, bearing 5% interest and issued to you on October 6, 2004, January 6, 2005 and April 6, 2005, provided you are still a service provider on those dates. If you cease to be a service provider following the issuance of any of these notes, the note(s) shall become immediately due. The Notes can be prepaid while a service provider should the funds become available for prepayment of similar Promissory Notes issued to all employees, and

      3. You will be granted a non-qualified option to purchase 500,000 shares of common stock of HiEnergy Technologies, Inc exercisable at a price of $1 per share. The option shall be forty (40) percent vested on January 6, 2005, provided you are then still a service provider; seventy (70) percent vested on April 6, 2005, provided you are then still a service provider and fully vests on July 6, 2005, provided you are then still a service provider. The option will immediately vest if the company is sold or absorbed by a merger or any other change in corporate ownership structure. The term of the option shall be no longer than Five (5) years.

Items 1 and 2a are non-refundable with the other items being subject to the approval of the Board of Directors of HiEnergy Technologies, Inc.

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This Agreement shall be governed by the laws of the State of California (without giving effect to internal choice of law rules). The terms of this Agreement may be modified only by a writing signed by both parties. Oral modifications are not enforceable.

To the extent of any inconsistency, this agreement shall supersede any previous agreement.

I hope you will find this offer attractive and the creative climate of the company stimulating and such in which your talents will manifest at their best.

Please confirm your acceptance of the offer by cosigning this letter below.

                                                  Sincerely,
                                                  HiEnergy Technologies, Inc. by

                                                  /s/ Bogdan C. Maglich

                                                  Bogdan Castle Maglich
                                                  CEO

Accepted by:

/s/ Gregory C. Henkel                                         July 22, 2004
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Gregory C. Henkel                                             Date